Exhibit 99.1
Prospect Capital Corporation Makes Best and Final Offer for Allied as a Superior
Proposal Compared to “Back-Room” Ares/Allied Deal
NEW YORK – (Market Wire) – February 9, 2010 – Prospect Capital Corporation (NASDAQ: PSEC, “Prospect”) today sent to the Board of Directors of Allied Capital Corporation (“Allied”) the letter set forth below:
February 9, 2010
Board of Directors
c/o John M. Scheurer
Chief Executive Officer and President
Allied Capital Corporation
1919 Pennsylvania Avenue N.W.
Washington, D.C. 20006
Ladies and Gentlemen:
We write in response to your letter of February 3. While we would have preferred to have engaged with you in a constructive process designed to deliver enhanced value to your shareholders, you obviously have no interest in doing so at this time. Instead, your apparent zeal to complete your hastily-conceived merger with Ares Capital Corporation (“Ares”), no matter what, has led you to engage in speculation and disseminate misstatements about Prospect Capital Corporation (“Prospect”) in a transparent effort to disparage our proposal and divert attention from the flaws in the Ares merger.
Incongruously, Allied Capital Corporation (“Allied”) has spent more time criticizing Prospect than answering the most important question: Why is Allied intent on rushing to give away to Ares its portfolio for inferior value, when it does not need to do so? Under the circumstances, and so that your shareholders may know the truth, let us share here facts debunking many of the incorrect and misleading assertions and innuendo that abound in your letter.
1. Your Deeply Flawed “Process” Lacked Any Competition. By now it should be clear even to the most casual reader of the preliminary joint proxy statement/prospectus (“Proxy Statement”) filed by Allied and Ares Capital Corporation (“Ares”) that Allied did not run any kind of a competitive process in order to maximize value for its shareholders. Instead, the Proxy Statement reveals that Allied cut a one-on-one, exclusive “back-room” deal with Ares that skewed the playing field for all other potential bidders, without any market test to ascertain what other interested suitors might pay before entering into an agreement with Ares. How many prudent fiduciaries would voluntarily speak to only one potential buyer of their only asset, a multi-billion dollar portfolio?
We cannot understand how you can believe your actions (or lack thereof) can maximize the value of Allied for its shareholders or comport with your duties of care, loyalty and good faith.

For example, by asserting that you asked your “financial advisors” to meet and have “discussions” with Prospect, your letter attempts to convey the misleading impression that Allied actually engaged in meaningful dialogue with Prospect. In fact, despite our repeated requests to meet with you to discuss our proposal, on February 1 at approximately 5 p.m. – a little over a day before you published your letter rejecting our proposal, your financial advisor (which is hopelessly conflicted as it is also the lead bookrunner for Ares in its $254 million share offering last week, and a lender to Allied) requested an immediate meeting with Prospect, on barely an hour’s notice. Prospect obliged and provided all the information requested at the brief meeting. Far from a dialogue, we did not receive even a single question, phone call or email from Allied or its advisors related to the information we sent. In keeping with your lack of process throughout, we also did not receive a response to our offer to make a presentation to the Allied board.
We do not believe that a single perfunctory meeting between your financial advisor and our management can resuscitate your flawed process, and we doubt that you do either. In retrospect, it is clear this “meeting” with us was just a box you expediently wanted to check to include in your letter, and was simply a ruse like the way you brushed us off when we first approached you last Spring and Fall.
Your continued support of the Ares merger cannot be explained or justified by any supposed Allied “financial crisis.” Having repaid several hundred million dollars of secured debt since September 30, 2009, Allied today is facing no liquidity crisis, and has no debt due in 2010. Allied appears to have, net of cash on hand, just over $400 million of debt due in 2011 and just under $200 million of debt due in 2012, or just over $600 million total of institutional debt (net of cash). This debt total is far less than the Allied debt when Allied accepted the Ares bid months ago, and significantly less than the $2.2 billion of Allied assets which you report in your letter (with the value of such assets having potentially increased by a substantial amount since September 30, 2009). In addition, your stated $2.2 billion of asset value for Allied implies an equity value of as much as $1.2 billion for Allied, or nearly $7 per share, which is nearly twice the value of the Ares offer.
Absent any liquidity-driven or valuation-driven urgency to close a deal with Ares, why are you intent on continuing your headlong rush to deprive your shareholders of significant value when you do not need to do so? Allied might be fatigued as a result of the way it managed the 2007-2009 credit crisis that Prospect successfully navigated, but Allied need not rush to complete a below-market deal with Ares when greater value can readily be achieved through Prospect.
Last year, when Prospect purchased Patriot Capital Funding, Inc. (“Patriot”), another public company, which our team completed by winning an auction without the need of an external financial advisor or public relations firm due to our collective decades of experience in mergers and acquisitions, we had to compete with dozens of other potential suitors. Unlike Allied’s exclusionary process designed to surrender Allied to management’s preferred bidder, Patriot’s financial advisor contacted 133 parties, resulting in 51 executed confidentiality agreements and 22 letters of intent. Unlike Allied, Patriot was facing an imminent liquidity crisis and needed to close a deal with someone quickly to avoid running out of cash. We believe our terms were attractive for Prospect and Patriot shareholders alike, but we still had to compete to win the deal, which increased the value received by Patriot shareholders. In sharp contrast, Ares has competed with no one for Allied. Had the first bidder for Patriot not been required to compete with anyone, Patriot might well have been sold at a price below market, just as Allied is being sold below market to Ares now.
Given the experience you and your advisors have with financial companies, where precise valuations are impossible without access to the books and records you have denied us, your departure from accepted practice is even more egregious. As you undoubtedly know, by withholding detailed financial information from Prospect and any other potential bidder, you have made it difficult, if not impossible, for anyone but Ares to assess the highest available value for Allied.
2. Prospect’s Dividend Has Outperformed Ares’ Dividend. Similarly lacking any factual basis is your contrived concern about Prospect’s dividend, while conveniently ignoring Ares’ actual track record on dividends, which should have been of great concern to you before entering the Ares merger, and should be now. The Prospect merger proposal (as revised pursuant to the last paragraph of this letter) would provide Allied shareholders with a pro forma quarterly dividend of approximately $0.181 per share of Allied common stock, based on Prospect’s proposed exchange ratio and most recent quarterly dividend, which is nearly 60% higher than the pro forma quarterly dividend of $0.114 per share of Allied common stock under the proposed Ares merger. Because Prospect’s proposal on a pro forma basis would provide Allied shareholders with nearly 60% more dividends than they would receive pursuant to the Ares merger, Prospect’s dividend rate would need to drop precipitously before it ceased to provide greater value to Allied shareholders than they would receive from Ares.
Equally disingenuous is your professed concern about Prospect’s ability to generate net investment income to cover its dividend. You ignore that in the vast majority of quarters over the five years ended September 2009 Prospect has earned net investment income in excess of its dividend, while Ares has not reported net investment income in excess of its dividend in a single one of those 20 quarters. On a cumulative basis over that time period, Prospect has reported net investment income that is $0.46/share greater than dividends paid, while Ares has reported net investment income that is $1.15/share less than dividends paid. These critical facts would likely be of significant interest to Allied’s shareholders, but are entirely omitted from your letter. You dodge the issue in your Proxy Statement as well where you note as a risk factor that there is “no assurance” that Ares will be able to pay future dividends at current levels and that Ares has paid dividends to its shareholders “out of assets legally available therefor,” without disclosing that such dividends have consistently exceeded Ares’ net investment income. In short, your professed concern with the security of Prospect’s dividend appears pretextual and unfounded. Given Ares’ dismal historical record not producing net investment income sufficient to cover its inferior dividend, it is difficult to understand how Allied’s board could have executed the Ares merger agreement and even harder to comprehend why it has selectively attacked Prospect, which has a superior record, on this basis.
The dividend coverage “analysis” in your letter also fails to account for any synergies related to cost reductions or discount to par accretion, despite your featuring synergistic benefits in the Proxy Statement. Further, Prospect has been using more conservative accounting standards in valuing Allied assets than the accounting standards we understand Ares is proposing to use, based on a review of the Proxy Statement. We believe that Ares’ accounting method involves immediately writing up Allied assets substantially above the purchase price. Such method is more aggressive than the method used by Prospect to value the Allied assets close to the purchase price, and we believe that without such accounting Ares’ leverage ratio would be even higher than indicated, putting pressure on credit ratings and lender covenants, and possibly bringing Ares close to noncompliance with 1940 Act leverage limits, thereby possibly threatening Ares’ tax free status as a Business Development Company. These risks are not adequately described in the Proxy Statement.
Similarly ignored was the decision of Ares to commence a “rights offering” in 2008, a suggestion made in the past by others to Prospect. We have rejected rights offerings as coercive and unfair to shareholders if other alternatives are available. Prospect’s track record on dividends and rejection of rights offerings demonstrates that Prospect is far more “shareholder friendly” than Ares, contrary to the assertions in your letter.
We believe the best measure of being “shareholder friendly” is how well we have helped our shareholders build wealth over time. Over the past five years ended February 8, 2010, Prospect has delivered total returns of approximately 43% to its shareholders, compared to only approximately 29% total returns delivered by Ares (and negative returns by Allied). In addition, Ares cut its dividend in 2009 by 17% while Prospect has increased its dividend in each of the 21 quarters since its 2004 initial public offering. These facts are also omitted from your letter. Given Ares’ poor dividend track record, it is hard to credit your professed concern over “dividend risk” as a sincere reason for rejecting our proposal.
3. Prospect’s Proposal Provides “Superior Value”. In your letter, Allied’s board concedes, as it must, that the Prospect proposal reviewed by the Allied board in fact provides a premium to Allied’s shareholders over the Ares proposal. However, in your effort to obfuscate this reality, you speculate in your letter that the Prospect premium could “vanish” if the “market believed” Prospect would complete the transaction with Allied. Unless Allied’s portfolio is in such miserable shape that Ares, which has had access to Allied’s books and records, will not realize the many benefits claimed by its accounting for the merger in the Proxy Statement, simple arithmetic shows that Prospect shares should benefit much more than Ares’ shares have because Prospect has many fewer shares outstanding. Under our revised offer, Allied shareholders would own 56% of the combined company with Prospect, compared to only 30% with Ares, a significant benefit that should have been examined by the Allied board.
4. Prospect has a Strong Balance Sheet with Low Leverage and is Well-Positioned for Credit Growth. Given your unfair criticisms of the Prospect proposal, it is not surprising that your letter said nothing about the risks relating to Ares’ significant amounts of leverage as compared to Prospect’s more robust credit profile. A combination with Prospect would provide Allied with a lower leverage profile than the proposed Ares transaction. Prospect currently has a debt/equity ratio of less than 0.1x, which, pro forma for a Prospect/Allied combination, would provide significant de-leveraging for Allied shareholders. Ares, by comparison, has a debt/equity ratio of approximately 0.7x, which is seven times Prospect’s leverage ratio and significantly closer to the legal maximum for Business Development Companies of 1.0x, as of its most recent quarterly financial statements. We believe Ares’ higher leverage makes an Ares/Allied combination far riskier for Allied shareholders than a Prospect/Allied combination. Because Allied’s overleveraging was a significant factor behind Allied’s recent financial difficulties, we would have expected the Allied board to have paid particular attention to the pro forma leverage ratio of the Allied/Ares combination.
Your professed concerns about Prospect’s access to growth capital are similarly contrived. Prospect has investment grade ratings on both its corporate debt and its credit facility. Unlike many of our competitors, we have expanded our access to credit (with significant undrawn capacity), and have added multiple lenders to our credit facility over the past year despite a tight credit environment. We believe we have excellent relationships with the lending community, and work diligently with them on an ongoing basis to drive down our cost of capital. Lenders to Prospect include some of the largest financial institutions in the world, with combined total assets of more than $3 trillion. Furthermore, we have raised capital at a premium to book in a majority of our capital raises. In 2009, we purchased Patriot at a steeper discount to book than our capital raises during the credit crisis for such purpose, thereby accreting value to our shareholders.
5. Allied’s Account of Prospect’s Approach to Allied is Revisionist History. Given Allied’s flawed “process” and the low value you are attempting to foist on Allied shareholders, we are not surprised that you distort beyond recognition Prospect’s multiple expressions of interest in 2009 to combine with Allied. Let there be no misunderstanding – your assertion that “Prospect was unwilling to provide basic information” and that “at no time... did Prospect make an offer to acquire Allied” is misleading. We clearly stated that any potential financing sources providing capital should any be needed in addition to our own could, and would, be disclosed after a mutual confidentiality agreement was executed.
Last April, after Graham D.S. Anderson, a member of the Prospect board of directors, met in Washington, D.C. with William L. Walton, Chairman of the Allied board, to discuss a potential transaction between Prospect and Allied, Alex Fine, an executive of Allied, then sent Mr. Anderson a confidentiality agreement that Mr. Fine stated was “to be executed by Prospect and Allied prior to engaging in any preliminary discussions.” One day later, Joseph Ferraro, Prospect’s General Counsel, sent his comments on the draft confidentiality agreement to Mr. Fine. When we inquired as to the status of the agreement, Allied indicated that it wished to postpone execution of a confidentiality agreement because Allied was focused on completing its debt restructuring.
We now know from the Proxy Statement that on the very day that Prospect’s last efforts to finalize a confidentiality agreement were being rebuffed by Mr. Walton, Allied’s board met to, among other things, receive an update on a potential transaction with Ares, and that shortly thereafter Ares and Allied entered into a mutual confidentiality agreement. It is worse than disingenuous for Allied to suggest that “Prospect was unwilling to provide basic information” to Allied when Allied was unwilling to exchange confidential information in the conventional (or any) manner with anyone but Ares.

Last September, after the Allied debt restructuring was complete, Prospect followed up again with Allied, communicating through an Allied Managing Director to John Scheurer, Allied’s Chief Executive Officer, indicating our interest in acquiring Allied. The message back from Mr. Scheurer was resoundingly clear – Allied preferred continuing as an independent company. As the world now knows from the Proxy Statement, Allied was instead having secret merger discussions with Ares, and only Ares, at the time. The factual record could not be clearer.
6. Prospect has a Partnership Approach to Business. We are disappointed to learn that Allied regards the leaner size of Prospect and its interest in retaining Allied employees as a negative. We would think most boards would consider these factors to be strong and important positives, especially given our understanding that Ares may not be offering employment to more than a small number of Allied’s current employees, if that. We also see no “cultural” divide with the Allied team. Unlike Ares, who has made no public statements about their willingness to keep Allied staff members, our proposal has expressed interest in significant retention. We believe that the retention statement by us is an important sign of strength, and a strong positive, as we recognize that the institutional memory and skill sets of many Allied team members, some of whom have shown consistent loyalty to Allied over many years, is not something to be lightly dismissed, as your letter seems to do. Further, your assertion that Prospect’s management platform is inferior because Ares’ manager, Ares Management LLC, has over $33 billion under management (of which only approximately $2 billion is actually for Ares Capital Corporation, the prospective buyer of Allied) ignores the immeasurable benefits to Allied from Prospect’s ability to focus on its core business without conflicts or distractions. The Ares manager, we believe, is distracted managing a number of other potentially competing funds beyond Ares Capital Corporation. The Prospect manager is focused on Prospect Capital Corporation and our shareholders as its primary business.
7. Prospect Has Reduced Execution Risk. We indicated in our previous proposal that we could work with existing merger agreement documentation, and efficiently complete due diligence in only 15 business days, more important facts ignored in your letter.
8. Financial Information in the Ares-Allied Proxy Statement is Outdated and Potentially Misleading. On March 26, 2010, Allied hopes to be asking shareholders to vote based on outdated financial information in the Proxy Statement that will be almost six months old, that will not reflect (i) substantial Allied debt reductions, (ii) a December 31, 2009 valuation of Allied’s portfolio, or (iii) a December 31, 2009 third-party audit report. Based on these factors, in light of our experience in this business, we believe that the Proxy Statement may substantially understate Allied’s value. Over the past several months, the S&P/LSTA Leveraged Loan Index has increased, and we believe this suggests correlatively that there are potentially significant increases in Allied’s book value since the September 30, 2009 valuations.
Given the obvious materiality of current asset values to the fairness of the proposed transaction, we believe Allied shareholders should be given access in the Proxy Statement to updated financial information about Allied (information that Ares no doubt already has) so that Allied shareholders can cast a truly informed vote on the Ares merger proposal.

Conclusion
Despite the serious flaws in the process, and your attempt to obfuscate the actual relative merits of the Prospect proposal, we remain convinced that the price offered by Ares falls far below the actual value of Allied and that a Prospect-Allied merger would create synergies and unlock significant value for the mutual benefit of our shareholders. While we continue to believe that Prospect’s last proposal which you have rejected was a superior and compelling proposal that would provide Allied shareholders greater value, we are now prepared to make our best and final offer, subject to due diligence. Accordingly, we hereby increase our offer to acquire Allied Capital Corporation to 0.4416 of a share of Prospect common stock for each share of Allied common stock. The implied value of this best and final offer is now 25% greater than the implied value of Ares’ offer to Allied shareholders, based upon closing prices of Ares and Prospect common stock on February 8, 2010. This offer expires on Wednesday, February 17, 2010 at 5:00 p.m. Eastern Standard Time unless you have indicated to us in writing prior to that time that you wish to engage in discussions with us relating to our offer.

Very truly yours,

Prospect Capital Corporation

Name:	John F. Barry III
Title:	Chairman and CEO

ABOUT PROSPECT CAPITAL CORPORATION
Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Such forward-looking statements may relate to us and/or our industry and address matters that involve risks and uncertainties. Forward-looking statements reflect our current views and assumptions with respect to future events, operations, business plans, business and investment strategies and portfolio management, the performance of our investments and our investment management business and the economy. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes,” “currently anticipates,” “currently believes” and “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:
•	our future operating results;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	the dependence of our future success on the general economy and its impact on the industries in which we invest;

•	the ability of our portfolio companies to achieve their objectives;

•	difficulty in obtaining financing or raising capital, especially in the current credit and equity environment;

•	the level and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets;

•	adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise;

•	a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us;

•	our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company;

•	the adequacy of our cash resources and working capital;

•	the timing of cash flows, if any, from the operations of our portfolio companies;

•	the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments,

•	authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board, the Securities and Exchange Commission, Internal Revenue Service, the NASDAQ, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business;

•	our ability to manage future growth;

•	our dependence on Prospect Capital Management’s key management personnel;

•	the highly competitive market for investment opportunities in which we operate;

•	uncertainty as to the value of our portfolio investments;

•	additional risks to which senior securities, including debt, expose us;

•	changes in interest rates;

•	our need to raise additional capital to grow because of the requirement that we distribute most of our income;

•	the lack of liquidity in our investments;

•	fluctuations in our quarterly results;

•	fluctuations in our net asset value;

•	potential conflicts of interest and their impact on investment returns;

•	our incentive fee’s impact on the types of investments made by Prospect Capital Management;

•	changes in laws or regulations;

•	risks relating to our operation as a business development company;

•	risks relating to our investments and securities

•	the integration of Patriot or other businesses we acquire or new business ventures we may start;

•	uncertainty as to whether Allied will enter into and consummate the proposed transaction with Prospect on the terms set forth in our offer; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in our filings with the SEC.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in our filings with the SEC. You should not place undue reliance on these forward-looking statements, which apply only as of the date of such filings.
Additional Information about the Proposed Transaction and Where to Find It:
This press release is not a proxy statement or a solicitation of proxies and does not constitute an offer to sell or a solicitation of an offer to buy any securities. This press release relates to a business combination transaction with Allied proposed by Prospect, which may become the subject of a registration statement filed with the Securities and Exchange Commission (the “SEC”). This material is not a substitute for the prospectus/proxy statement Prospect has filed or would file with the SEC regarding the proposed transaction if such a negotiated transaction with Allied is reached or for any other document which Prospect may file with the SEC and send to Allied or Prospect shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF ALLIED AND PROSPECT ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents would be available free of charge through the web site maintained by the SEC at www.sec.gov or by directing a request to the contact listed below.
Prospect and its directors, executive officers and other persons may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about Prospect’s directors and executive officers is available in Prospect’s proxy statement for its 2009 annual meeting of shareholders, which was filed with the SEC on October 16, 2009. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings and otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.
All information in this communication concerning Allied and Ares was obtained from public sources. While Prospect has no knowledge that any such information is inaccurate or incomplete, Prospect has not had the opportunity to verify any of such information.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702

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